UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 26, 2018

CHESAPEAKE ENERGY CORPORATION
(Exact name of Registrant as specified in its Charter)
Oklahoma	1-13726	73-1395733
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)
6100 North Western Avenue, Oklahoma City, Oklahoma		73118
(Address of principal executive offices)		(Zip Code)
(405) 848-8000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 26, 2018, Chesapeake Energy Corporation and certain of its wholly owned subsidiaries (collectively, “Chesapeake” or the “Company”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Encino Acquisition Partners, a private oil and gas company headquartered in Houston, Texas (“Encino”), pursuant to which Encino agreed to purchase all of Chesapeake’s acreage in Ohio, of which approximately 320,000 net acres are prospective for the Utica Shale with approximately 750 operated wells, along with related property plant and equipment (collectively, the “Designated Properties”) for anticipated net proceeds of approximately $1.9 billion, with an additional contingent payment of up to $100 million based on future natural gas prices. Average net daily production from the Designated Properties was approximately 107,000 barrels of oil equivalent during 2017, consisting of 427,000 mcf of natural gas, 26,000 barrels of natural gas liquids and 10,000 barrels of condensate. As of December 31, 2017, net proved reserves associated with the Designated Properties were 480 million barrels of oil equivalent.

Closing of the transaction is subject to customary conditions, including third-party consents, waiver of certain pre-existing preferential purchase rights, expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, absence of a material adverse effect on the Designated Properties, and certain other closing conditions. Closing is expected to occur in the fourth quarter of 2018, contingent upon satisfaction of such closing conditions. Chesapeake expects to apply the net proceeds toward the reduction of debt.

Pursuant to the Purchase Agreement, the purchase price is subject to customary adjustment provisions, including adjustments for title defects and environmental defects. The Purchase Agreement also contains customary representations, warranties, covenants and indemnities.

Item 7.01 Regulation FD Disclosure.

A slide presentation relating to the sale of Chesapeake’s sale of the Utica assets will be accessible via the Investor Presentations section of the Company’s website: http://www.chk.com/investors/presentations.

The information in this Form 8-K is being furnished, not filed, pursuant to Item 7.01. Accordingly, the information will not be incorporated by reference into any document filed by Chesapeake Energy Corporation under the Securities Act of 1933, as amended, except as set forth by specific reference in such filing.

Forward-Looking Statements

This Current Report on Form 8-K contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements provide the Company’s current expectations, beliefs, or forecasts of future events. These statements can be identified by the fact that they do not relate strictly to historical or current facts, particularly with regard to the closing of the proposed sale of the Designated Properties, the use of proceeds therefrom and the Company’s future financial position. You should read these statements carefully because they involve substantial risks and uncertainties, which could cause actual results to differ materially from the results expressed in, or implied by, such forward-looking statements. Differences may result from a variety of factors, including but not limited to: (i) the need to obtain certain consents and approvals and satisfy certain conditions to closing the transaction, which may not be completed in the anticipated time frame or at all; (ii) the occurrence of any event or other circumstance that could lead to the termination of the Purchase Agreement; (iii) the effect of the transaction on the Company’s financial position and (iv) other risks related to the Company detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the Securities and Exchange Commission on February 22, 2018 and on subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHESAPEAKE ENERGY CORPORATION

By:	/s/ James R. Webb
James R. Webb
Executive Vice President - General Counsel and Corporate Secretary
Date: July 26, 2018